Exhibit 99

ABX AIR REPORTS THIRD QUARTER RESULTS

Notes Sharp Increase in Charter Segment Revenues

WILMINGTON, OH - November 9, 2006 - ABX Air, Inc., (NASDAQ: ABXA) today reported revenues of $281.3 million and net earnings of $6.6 million, or $0.11 per share, for the third quarter of 2006. Revenues for the third quarter of 2005 were $369.9 million, with net earnings of $7.4 million, or $0.13 per share.

In May 2006, ABX Air’s largest customer, DHL, assumed management of its line-haul trucking operations from ABX Air. Those operations contributed $74.8 million in revenues and $1.3 million in net earnings to ABX Air’s results for the third quarter of 2005. In the third quarter this year, ABX Air also recognized a $257,000 impairment charge associated with aircraft released in August from service for DHL.

ABX Air’s expanding non-DHL air charter operations generated a 62% increase in revenues and a 70% increase in earnings for the third quarter, as it added a third Boeing 767 freighter aircraft in September. Revenues from ABX Air’s other non-DHL operations rose slightly, but earnings declined due to startup costs associated with its new contracts to manage sorting centers for the U.S. Postal Service.

For the first nine months of 2006, ABX Air’s revenues were $954.1 million, and its net earnings were $21.1 million, or $0.36 per share. For the first nine months of 2005, revenues were $1.07 billion and net earnings were $21.2 million, or $0.36 per share.

“We are achieving excellent service levels and have been very successful in controlling our costs for DHL,” said President and CEO Joe Hete. “A recent independent study demonstrates that DHL’s on-time delivery rates compare very well with its major U.S. competitors, thanks in large part to the service provided by our dedicated ABX Air employees. DHL senior management recently came to Wilmington, Ohio, to express their appreciation to our employees and others who contributed to that excellent service performance. At that event and in other ways, DHL has reaffirmed its commitment to the U.S. market, and to working closely with ABX Air and its other U.S. partners to provide the most dependable shipping service available,” said Hete.

Hete also said that ABX Air continues to profitably deploy the Boeing 767 freighters it agreed to acquire last year. Three of those aircraft were in service at the end of September 2006, and a fourth will arrive late in the fourth quarter. Six more are expected to enter service during 2007, and the final two in 2008. “Customer demand for these aircraft remains strong, and we are pleased to see that during the last two quarters they have contributed the double-digit operating margins we projected when we acquired them,” Hete said.

Results Associated with the DHL Agreements

ABX Air’s net earnings from its two commercial agreements with DHL were $3.6 million during the third quarter of 2006, down from $5.2 million in the third quarter of 2005, due primarily to DHL’s decision to directly manage its truck line-haul operations.

ABX Air has two commercial agreements with DHL: an aircraft, crew, maintenance and insurance (ACMI) agreement, and a Hub Services agreement. Under each agreement, ABX Air earns a base mark-up of 1.75% on eligible costs, and has the opportunity to earn incremental mark-ups for meeting certain quarterly cost goals, as well as annual cost and service goals.

Third quarter results included $2.8 million in earnings from the base mark-up, and $781,000 from incremental mark-ups. The latter represents approximately 78% of the maximum quarterly incremental mark-up possible under the two agreements.

“Our successful efforts to control costs and improve productivity while handling more shipment volume than anticipated led to good overall attainment of mark-ups under the two agreements,” noted Hete. “At the same time, our on-time performance remains high.”

Results from Non-DHL Operations

Hete noted that the rapid growth of air charter revenues in the third quarter reflects greater available capacity, and ongoing strong demand for ABX Air’s services. Block hours flown for Boeing 767 aircraft in non-DHL ACMI service increased 68% in the third quarter of 2006 compared to the same period in 2005. “We continue to see strong customer demand for the 767s,” he said. “We expect that on an annualized basis, each 767 freighter that we deploy will contribute, on average, about $1.0 million to our operating results. The operating margin we have attained from the 767’s over the last two quarters meets our targets,” said Hete.

ABX Air absorbed $224,000 in losses due to start-up costs at the two U.S. Postal Service (USPS) regional sort facilities that it began managing in September. As a result, other non-DHL earnings declined by 9% in the third quarter, compared to the third quarter of 2005. The new sorting operations in Memphis and Dallas are expected to start contributing to ABX Air’s earnings beginning in 2007. Each facility is projected to generate approximately $5.0 million in annual revenue after reaching full capacity.

Outlook/Other Items

Annual Mark-up Potential under the DHL Agreements:

The two commercial agreements with DHL allow ABX Air to earn additional cost-related and service mark-up revenues based on its performance against annual goals, in addition to quarterly cost-related mark-up. Mark-up revenues for performance against annual goals are realized in the fourth quarter.

While the results through the first nine months are not necessarily indicative of full year performance, as of September 30, 2006, ABX Air was on pace to achieve 100% of its ACMI maximum for full-year cost-related performance, but none of the annual incremental cost-related mark-up under its Hub Services agreement. The maximum amount of annual cost-related mark-up on eligible costs available in both agreements is approximately 0.81%.

On the same projected basis, ABX Air was on pace to achieve annual mark-up for performance against service goals equal to 80% of the maximum available under the ACMI agreement and approximately 60% of the maximum under the Hub Services agreement. The maximum annual service mark-up available in the ACMI agreement is 0.25%; the maximum service mark-up available in the Hub Services agreement is 0.75%.

Aircraft Released by DHL:

In August of 2006, twenty-one aircraft (11 DC-9s and 10 DC-8s) were released from service under the ACMI agreement. Eight (DC-9s) of the 21 aircraft will continue to have their depreciation reimbursed by DHL through their remaining depreciable lives. After having the remaining 13 aircraft appraised, management believes the Company can realize the highest return from either selling the aircraft or by operating them for other customers. Nine of the 13 aircraft are held for sale while four are being held for use. Additionally, ABX has three other aircraft that DHL previously released from the ACMI agreement. Two are held for sale and a third is held for use.

Conference Call

ABX Air will host a conference call to review its financial results for the third quarter of 2006 on November 10 at 10 a.m. Eastern time. Participants should dial (866) 272-9941 and international participants should dial (617) 213-8895 ten minutes before the scheduled start of the call and ask for conference ID #75113942. The call will also be webcast live (listen-only mode) via either www.abxair.com or www.earnings.com for individual investors and www.streetevents.com for institutional investors. A replay of the conference call will be available an hour after the conclusion of the call. It will be available by phone for five days after the call at (888) 286-8010 (international callers (617) 801-6888); use pass code ID #81373040. The webcast replay will remain available via www.abxair.com or www.earnings.com for 30 days.

Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. ABX Air, Inc.’s actual results may differ materially from the results discussed in the forward-looking statements. There are a number of important factors that could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, ABX Air’s ability to maintain cost and service level performance under the commercial agreements with DHL, reductions in the scope of services under those agreements, the ability to generate revenues and earnings from the deployment of Boeing 767 freighter aircraft into non-DHL charter service and from the sort operations being performed for the U.S. Postal Service, and other factors that are contained from time to time in ABX Air’s filings with the U.S. Securities and Exchange Commission, including ABX’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on the Company’s forward-looking statements. These forward-looking statements were based on information, plans and estimates as of the date of this release. ABX undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

ABX AIR, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except earnings per share)

	Three Months Ended September 30		Nine Months Ended September 30
	2006	2005	2006	2005
REVENUES	$281,348	$369,921	$954,091	$1,067,752
OPERATING EXPENSES:
Salaries, wages and benefits	150,039	155,302	467,396	441,579
Fuel	69,253	67,131	200,305	189,397
Purchased line-haul and yard management	1,879	78,911	86,328	230,019
Maintenance, materials and repairs	19,528	25,629	75,377	79,645
Depreciation and amortization	11,649	10,467	34,002	30,351
Landing and ramp	4,071	5,030	16,193	19,286
Rent	2,116	2,135	6,826	6,099
Other operating expenses	14,384	15,854	41,403	43,668
Impairment charge	257	—	257	—

	273,176	360,459	928,087	1,040,044

	8,172	9,462	26,004	27,708
INTEREST EXPENSE, NET OF INTEREST INCOME	(1,598)	(2,071)	(4,878)	(6,479)

INCOME BEFORE INCOME TAXES	6,574	7,391	21,126	21,229
INCOME TAXES	—	—	—	—

NET EARNINGS	$6,574	$7,391	$21,126	$21,229

EARNINGS PER SHARE:
Basic earnings per share	$0.11	$0.13	$0.36	$0.36

Diluted earnings per share	$0.11	$0.13	$0.36	$0.36

WEIGHTED AVERAGE SHARES:
Basic	58,270	58,270	58,270	58,270

Diluted	58,585	58,322	58,483	58,388

ABX AIR, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

	September 30, 2006 (Unaudited)	December 31, 2005

ASSETS:
Cash	$41,122	$69,473
Marketable securities	17,146	$15,637
Accounts receivable, net	6,161	15,776
Other current assets	23,404	19,560

Total Current Assets	87,833	120,446

Property and equipment, net	424,808	381,645
Other assets	12,849	13,952

Total Assets	$525,490	$516,043

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities	$131,374	$162,269

Long-term Obligations	258,153	240,695
Stockholders’ Equity	135,963	113,079

Total Liabilities and Stockholders’ Equity	$525,490	$516,043

ABX AIR, INC.

EARNINGS SUMMARY (UNAUDITED)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
REVENUES
DHL Contracts
ACMI
Base mark-up	$109,437	$119,926	$352,520	$364,119
Incremental mark-up	621	682	2,052	1,678

Total ACMI	110,058	120,608	354,572	365,797
Hub Services
Base mark-up	80,110	153,998	309,674	433,116
Incremental mark-up	160	557	952	753

Total Hub Services	80,270	154,555	310,626	433,869
Other Reimbursable	79,446	85,804	260,237	245,692

Total DHL	269,774	360,967	925,435	1,045,358
Charter	6,587	4,060	15,838	9,414
All other	4,987	4,894	12,818	12,980

Total Revenues	$281,348	$369,921	$954,091	$1,067,752

EXPENSES
DHL Contracts
ACMI	$107,984	$117,864	$347,201	$357,857
Hub services	78,749	152,096	305,510	426,414
Other Reimbursable	79,446	85,804	260,237	245,692

Total DHL	266,179	355,764	912,948	1,029,963
Charter	5,753	3,570	14,058	8,781
All other	4,076	3,890	9,479	9,328

Total Expenses	$276,008	$363,224	$936,485	$1,048,072

EARNINGS
DHL Contracts	$3,595	$5,203	$12,487	$15,395
Charter	834	490	1,780	633
All other	911	1,004	3,339	3,652
Interest Income	1,234	694	3,520	1,549

Total Earnings	$6,574	$7,391	$21,126	$21,229

Note: The results above for customers other than DHL do not reflect an allocation of overhead costs that are reimbursed by DHL. The provisions of the commercial agreements with DHL do not require an allocation of reimbursed overhead until such time as ABX derives more than 10% of its total revenue from non-DHL sources.